BAKER TILLY
GÜRELİ

GÜRELİ YEMİNLİ MALİ MÜŞAVİRLİK
VE BAĞIMSIZ DENETİM HİZMETLERİ A.Ş.

Consent of Independent Auditors

We hereby consent to the incorporation by reference of our reported dated February 20, 2008, respecting the consolidated financial statements of SPAR Group, Inc. included in its Annual Report (on Form 10-K) for the year ended December 31, 2007 (as filed with the Securities and Exchange Commission on March 31, 2008), in the Registration Statement (on Form S-8) pertaining to the SPAR Group, Inc. 2008 Stock Compensation Plan.

Güreli Yeminli Mali Müşavirlik ve Bağımsız Denetim Hizmetleri A.Ş.
An Independent Member of Baker Tilly International

GYM
GÜRELİ
YEMİNLİ MALİ MÜŞAVİRLİK VE BAĞIMSIZ
DENETİM HİZMETLER A.Ş.

Istanbul, Turkey
June 2008

Hansın Dalbayrak
Certified Public Accountant
Principal Auditor in Charge
Board Member